Exhibit 2.2

STOCK PURCHASE AGREEMENT

dated

December 13, 2021

by and among

TGP Trading FZCO,

GP Global Limited

and

Global Consumer Acquisition Corp.

Table of Contents

Page

Article I DEFINITIONS	1

1.1	Definitions	1
1.2	Construction	11

Article II PURCHASE AND SALE	13

2.1	Purchase and Sale of the Company Shares	13
2.2	Purchase Price	13
2.3	Uncertificated Acquisition Consideration Shares	13
2.4	Adjustment	14
2.5	No Fractional Shares	14
2.6	Withholding Rights	14
2.7	Taking of Necessary Action; Further Action	14
2.8	Taxes	14

Article III CLOSING	14

3.1	Closing	14

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY	15

4.1	Corporate Existence and Power	15
4.2	Authorization	15
4.3	Governmental Authorization	15
4.4	Non-Contravention	16
4.5	Capitalization	16
4.6	Corporate Records	17
4.7	Subsidiaries	17
4.8	Consents	17
4.9	Financial Statements	18
4.10	Books and Records	18
4.11	Internal Accounting Controls	19
4.12	Absence of Certain Changes	19
4.13	Properties; Title to the Company’s Assets	19
4.14	Litigation	19
4.15	Contracts	20
4.16	Licenses and Permits	21
4.17	Compliance with Laws	22
4.18	Intellectual Property	22
4.19	Accounts Payable; Affiliate Loans	26
4.20	Employees; Employment Matters	26
4.21	Withholding	28
4.22	Employee Benefits	29
4.23	Real Property	30
4.24	Tax Matters	31
4.25	Environmental Laws	32
4.26	Finders’ Fees	32
4.27	Powers of Attorney, Suretyships and Bank Accounts	33
4.28	Directors and Officers	33
4.29	Anti-Money Laundering Laws	33
4.30	Insurance	34
4.31	Related Party Transactions	34
4.32	No Trading or Short Position	34
4.33	Not an Investment Company	34
4.34	Information Supplied	35
4.35	Survival of Representations and Warranties	35

Table of Contents continued

Page

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER	35

5.1	Corporate Existence and Power	35
5.2	Corporate Authorization	35
5.3	Governmental Authorization	35
5.4	Non-Contravention	36
5.5	Finders’ Fees	36
5.6	Issuance of Shares	36
5.7	Capitalization	36
5.8	Information Supplied	36
5.9	Trust Fund	36
5.10	Listing	37
5.11	Board Approval	37
5.12	Purchaser SEC Documents and Financial Statements	37
5.13	Certain Business Practices	38
5.14	Anti-Money Laundering Laws	38
5.15	Affiliate Transactions	38
5.16	Litigation	38
5.17	Expenses, Indebtedness and Other Liabilities	38
5.18	Tax Matters	39

Article VI COVENANTS OF THE PARTIES PENDING CLOSING	40

6.1	Conduct of the Business	40
6.2	Exclusivity	42
6.3	Access to Information	43
6.4	Notices of Certain Events	43
6.5	Cooperation with Proxy Statement; Other Filings	44
6.6	Trust Account	46
6.7	Cooperation with Regulatory Approvals	46

Article VII COVENANTS OF THE COMPANY	47

7.1	Reporting; Compliance with Laws; No Insider Trading	47
7.2	Commercially Reasonable Efforts to Obtain Consents	47
7.3	Engagement of Accounting Firm	47
7.4	Additional Financial Information	48
7.5	Lock-Up Agreements	48
7.6	280G Approval	48
7.7	Company Amended Charter	48
7.8	Primacy Conversion	49

ii

Table of Contents continued

Page

Article VIII COVENANTS OF ALL PARTIES HERETO	49

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	49
8.2	Compliance with SPAC Agreements	50
8.3	Confidentiality	50
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	51
8.5	Purchaser Public Filings; Nasdaq	51

Article IX CONDITIONS TO CLOSING	52

9.1	Condition to the Obligations of the Parties	52
9.2	Conditions to Obligations of Purchaser	52
9.3	Conditions to Obligations of Seller and the Company	54

Article X TERMINATION	55

10.1	Termination Without Default	55
10.2	Termination Upon Default	55
10.3	Effect of Termination	56

Article XI MISCELLANEOUS	36

11.1	Notices	56
11.2	Amendments; No Waivers; Remedies	57
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	57
11.4	Publicity	57
11.5	Expenses	57
11.6	No Assignment or Delegation	58
11.7	Governing Law	58
11.8	Counterparts; Facsimile Signatures	58
11.9	Entire Agreement	58
11.10	Severability	58
11.11	Further Assurances	58
11.12	Third Party Beneficiaries	58
11.13	Waiver	58
11.14	No Other Representations; No Reliance	59
11.15	Waiver of Jury Trial	60
11.16	Submission to Jurisdiction	61
11.17	Arbitration	61
11.18	Attorneys’ Fees	62
11.19	Remedies	62
11.20	Non-Recourse	62
11.21	Post-Closing Confidentiality	63

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 13, 2021 (this “Agreement”), by and among TGP Trading FZCO, a freezone company with limited liability organized in Dubai Airport Free Zone, Dubai, United Arab Emirates, with Registration No. DAFZA-FZCO-CF-729 (“Seller”), GP Global Limited, an offshore company with limited liability organized in Jebel Ali Free Zone, Dubai, United Arab Emirates, with Registration No. 133080 (the “Company”), and Global Consumer Acquisition Corp., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

A.                 The Company and its Subsidiaries (the “Company Group”) are in the business of marketing, buying, selling, trading, importing, exporting and/or manufacturing of consumer products across categories, including but not limited to air care, home and personal care, pet care, health and hygiene, beauty and cosmetics, fragrances and any other fragrance centric product categories (other than food and beverage products, consumer durables and consumer industrial products) and related activities (as conducted or proposed to be conducted by the Company Group, the “Business”);

B.                  Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.                  Seller is the sole shareholder of the Company and owns beneficially and of record 100% of issued and outstanding share capital of the Company;

D.                 Purchaser has entered or will enter into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Purchaser Common Stock (the “PIPE Shares”) at $10.00 per share in a private placement or placements (the “PIPE Financing”), to be consummated prior to the Closing; and

E.                  Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Company Shares upon the terms and conditions hereinafter set forth. In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1               Definitions.

“AAA” has the meaning set forth in Section 11.17.

“Accounting Firm” means one or more nationally recognized, reputable accounting firms in the United States to be engaged by Purchaser and mutually agreed upon in writing by Purchaser and Seller.

“Acquisition” means the purchase of the Company Shares by Purchaser in accordance with the terms of this Agreement.

1

“Acquisition Consideration Shares” means a number of shares of Purchaser Common Stock equal to (i) the Purchase Price, divided by (ii) the Purchaser Share Price.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreement” means the Registration Rights Agreement, the Lock-Up Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Additional Purchaser SEC Documents” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, subsequent to the date of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Antitrust Laws” means any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local Tax Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local Tax Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of March 31, 2021.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

2

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means cash and cash equivalents of the Company and its consolidated Subsidiaries as of immediately prior to the Closing, determined in accordance with U.S. GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Funded Debt” means (i) all obligations of the Company and its consolidated Subsidiaries for borrowed money (including any accrued and unpaid interest with respect thereto), as of immediately prior to the Closing required to be reflected as indebtedness on a consolidated balance sheet of the Company and its consolidated Subsidiaries as of such date prepared in accordance with U.S. GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet, and (ii) the liabilities or obligations of the Company and its Subsidiaries listed on Schedule 1.1(a) to the extent not included in other clauses of this definition of Closing Funded Debt. The Closing Funded Debt shall include the Indebtedness listed on Schedule 1.1(b).

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

3

“Company Corporate Documents” means the Incorporation Certificate of the Company, certified on March 11, 2009 by the Jebel Ali Free Zone Authority, Dubai, United Arab Emirates, and the Company’s memorandum and articles of association, as amended.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5 (Capitalization), Section 4.7 (Subsidiaries), and Section 4.26 (Finders’ Fees).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Information Systems” has the meaning set forth in Section 4.18(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Shares” means 6,880,000 shares, AED 1 par value, of the Company, which shall comprise all of the issued and outstanding share capital of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including any Intellectual Property.

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 11.17.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Enterprise Value” means $270,000,000, subject to a downward adjustment pursuant to Section 2.2(a); provided, however, that in no event shall the Enterprise Value be less than $220,000,000.

4

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company or its Subsidiaries operates; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (d) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (e) the announcement, pendency or completion of the transactions contemplated by this Agreement; (f) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), and clause (f) shall not apply to the extent that the Company Group, taken as a whole is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

5

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, and any earned but unpaid compensation (including salary, bonuses and paid time off), (j) long term and short term deferred revenue, (k) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (l) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the financial statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the financial statements), including the Company’s obligations under the Contracts set forth on Schedule 4.15(a).

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company Group is a party or by which any of its respective properties or assets is bound, in any case under which the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

6

“IPO” means the initial public offering of Purchaser pursuant to a prospectus dated June 8, 2021.

“JOCR” means the JAFZA Offshore Companies Regulations 2018, including any amendments thereof.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the officers and directors of each Company Group, but only with respect to the entity in which they each may serve.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company as of September 30, 2021.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(c) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” has the meaning set forth in Section 7.5.

“Luminex Transaction” means the potential acquisition of Luminex Home Decor & Fragrance Holding Corporation.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business, prospects or results of operations of the Company Group; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of Seller and the Company Group to consummate the Acquisition and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“MVP” means MVP Group International, Inc., a Kentucky corporation and a Subsidiary of the Company.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

7

“Other Filings” means any filings to be made by Purchaser required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company Group under applicable Laws to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(d).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); (ii) or any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Purchaser that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability.

8

“Primacy” means Primacy Industries Limited, a public limited company incorporated on September 3, 2004, under the Companies Act of 1956 of India and a Subsidiary of the Company.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” has the meaning set forth in Section 11.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Purchaser Common Stock” means the common stock of Purchaser, par value $0.0001 per share.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), and Section 5.5 (Finders’ Fees).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the amount of Closing Cash, minus (iii) the amount of Closing Funded Debt, as finally determined by the Accounting Firm pursuant to Section 2.2(c).

“Purchaser Proposals” has the meaning set forth in Section 6.5(e).

“Purchaser SEC Documents” means (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year that Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials) filed by Purchaser with the SEC since Purchaser’s incorporation.

“Purchaser Share Price” means $10.00.

“Purchaser Stockholder Approval” has the meaning set forth in Section 5.2.

“Purchaser Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Purchaser Unit” means each unit of Purchaser issued in connection with the IPO (inclusive of units issued in a private placement simultaneously with the IPO) comprised of (a) one share of Purchaser Common Stock and (b) one-half of one warrant (a “Purchaser Warrant”), each whole Purchaser Warrant entitling the holder thereof to purchase one share of Purchaser Common Stock at a price of $11.50 per share.

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“Purchaser Warrant” has the meaning set forth in the definition of “Purchaser Unit.”

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of any member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the amended and restated registration rights agreement, in form and substance reasonably acceptable to Purchaser and Seller, to be effective as of the Closing, with certain existing stockholders of Purchaser with respect to the shares of Purchaser Common Stock they own at the Closing and with Seller with respect to the Acquisition Consideration Shares, providing certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 7.4.

“Resolution Period” has the meaning set forth in Section 11.17.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet websites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

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“Sponsor” means Global Consumer Acquisition LLC.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person; provided, however, that for purposes of this Agreement, Goose Creek Candles, LLC shall not be deemed to be a Subsidiary.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, value added, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Waived 280G Benefits” has the meaning set forth in Section 7.6.

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1.2               Construction.

(a)                References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b)                The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)                Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(d)                Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e)                Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosure schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f)                 If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g)                To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

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Article II
PURCHASE AND SALE

2.1               Purchase and Sale of the Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all rights, title and interest in and to the Company Shares, free and clear of all Liens, excepting only restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities laws.

2.2               Purchase Price.

(a)                As soon as practicable following receipt of the PCAOB Audits pursuant to Section 7.4 and the financial diligence report of the Accounting Firm pursuant to Section 7.3, Purchaser shall review the PCAOB Audits and the financial diligence report and, after consultation with the Accounting Firm, shall make a recommendation to the disinterested members of Purchaser’s board of directors, as to (i) whether a downward adjustment to the Enterprise Value should be made in light of the results of the PCAOB Audits, and (ii) the amount of such downward adjustment (provided that the Enterprise Value shall not be adjusted to less than $220,000,000). If a downward adjustment determination is made by the disinterested members of Purchaser’s board of directors pursuant to this Section 2.2(a), then Purchaser shall promptly notify Seller of such downward adjustment and the Enterprise Value as adjusted downward pursuant to this Section 2.2(a) shall be the definitive Enterprise Value for all purposes of this Agreement, including to calculate the Purchase Price.

(b)                No later than ten (10) Business Days prior to the Closing, Seller shall deliver to Purchaser and the Accounting Firm a preliminary good faith calculation of the Purchase Price, including each component thereof, based upon the Company’s most recent financial statements as of the date of such calculation while taking into account changes in the Company’s financial position since the date of such financial statements. At least five (5) Business Days prior to the Closing Seller shall deliver to Purchaser and the Accounting Firm an updated good faith calculation of the Purchase Price as provided above in this Section 2.2(b). The Accounting Firm shall review the preliminary and updated calculation of the Purchase Price by Seller and Seller shall effect any modifications to the Purchase Price calculation requested by the Accounting Firm. For all purposes under this Agreement, the definitive Purchase Price payable at Closing to Seller shall be the Purchase Price as reviewed and finally approved by the Accounting Firm. For purposes of calculating the Purchase Price, Seller and the Accounting Firm shall use the Enterprise Value as it may have been adjusted pursuant to Section 2.2(a).

(c)                At the Closing, Purchaser shall pay the Purchase Price by issuing to Seller at Closing the Acquisition Consideration Shares, on the terms and subject to the conditions of this Article II.

2.3               Uncertificated Acquisition Consideration Shares. The Acquisition Consideration Shares shall be in uncertificated book-entry form.

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2.4               Adjustment. The Acquisition Consideration Shares and the Purchaser Share Price shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Purchaser Common Stock occurring prior to the date the Acquisition Consideration Shares are issued.

2.5               No Fractional Shares. No fractional shares of Purchaser Common Stock, or certificates or scrip representing fractional shares of Purchaser Common Stock, will be issued to Seller hereunder, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Purchaser Common Stock will be rounded up or down to the nearest whole number of shares of Purchaser Common Stock

2.6               Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser is required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law, provided, however, if Purchaser determines that an amount is required to be deducted and withheld with respect to any amounts payable (other than as compensation), at least five days prior to the date the applicable payment is scheduled to be made, Purchaser shall provide Seller with written notice of its intent to deduct and withhold and shall reasonably cooperate with Seller to eliminate or reduce the basis for such deduction or withholding (including providing Seller with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.7               Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8               Taxes. Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes.

Article III
CLOSING

3.1               Closing. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the transactions contemplated hereby (the “Closing”) shall take place electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time, no later than four (4) Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as Purchaser, the Company and Seller agree to in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

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Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), each of Seller and the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

4.1               Corporate Existence and Power.

(a)                Seller is a free zone company duly organized, validly existing and in good standing under the laws and regulations of Dubai Airport Free Zone, Dubai, United Arab Emirates. Seller has the company power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Seller has made available to Purchaser, prior to the date of this Agreement, correct and complete copies of its organizational or constitutive documents, in each case as amended to the date hereof. The organizational or constitutive documents of Seller so delivered are in full force and effect. Seller is not in violation of its organizational or constitutive documents.

(b)                The Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company and each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company and each other member of the Company Group has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Purchaser, prior to the date of this Agreement, complete and accurate copies of the Company Corporate Documents, and the comparable organizational or constitutive documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Corporate Documents and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Corporate Documents and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2               Authorization.

(a)                Seller has all requisite company power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of Seller. No other proceedings on the part of Seller are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Additional Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser and the other parties hereto and thereto, this Agreement and the Additional Agreements to which Seller is a party constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

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(b)                The Company has all requisite company power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3               Governmental Authorization. None of the execution, delivery or performance by Seller or the Company of this Agreement or any Additional Agreement to which Seller or the Company, as applicable, is or will be a party, or the consummation by Seller or the Company of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4               Non-Contravention. None of the execution, delivery or performance by Seller or the Company of this Agreement or any Additional Agreement to which Seller or the Company, as applicable, is or will be a party or the consummation by Seller or the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with any provision of the Company Corporate Documents or the organizational or constitutive documents of Seller or any other member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Seller or any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Seller or any member of the Company Group or to a loss of any material benefit to which Seller or any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon Seller or any member of the Company Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of Seller’s or Company Group’s properties, rights or assets, (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Corporate Documents or the organizational or constitutive documents of Seller or any other member of the Company Group, or (f) result in the imposition of any Lien upon the Company Shares (other than restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities laws).

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4.5               Capitalization.

(a)                The authorized capital of the Company consists of AED 6,880,000, divided into 6,880,000 shares, AED 1 par value, all of which are issued and outstanding. The Company Shares represent all of the issued and outstanding share capital of the Company. There are no other share capital or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of capital of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital of the Company are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the JOCR, the Company Corporate Documents or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). All of the issued and outstanding shares of capital of the Company were issued in compliance with the JOCR and all applicable Laws (including any applicable securities laws) and in compliance with the Company Corporate Documents.

(b)                There are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its share capital or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding share capital of the Company or any securities convertible into or exchangeable for any share capital of the Company, (iii) treasury share capital of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, (v) preemptive or similar rights to purchase or otherwise acquire share capital or other securities of the Company (including pursuant to any provision of Law, the Company Corporate Documents or any Contract to which the Company is a party), or (vii) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c)                All of the issued and outstanding Company Shares are owned of record and beneficially by Seller and Seller has good and valid title to the Company Shares, free and clear of any Liens except for the restrictions on the subsequent transfer of such Company Shares by Purchaser imposed under applicable securities laws. At the Closing, Seller will have transferred to Purchaser, and Purchaser will have acquired from Seller, good and valid title to the Company Shares free and clear of any Liens excepting only restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities laws.

4.6               Corporate Records. All material proceedings of the board of directors of the Company since the Company’s incorporation, including all committees thereof, and of the Company’s shareholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Purchaser. The stockholder ledger of the Company is correct and complete.

4.7               Subsidiaries.

(a)                Schedule 4.7 lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation and its outstanding share capital or other ownership interests). Except as set forth on Schedule 4.7, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any Liens (excepting only restrictions on the subsequent transfer of such capital stock by the Company or another Subsidiary imposed under applicable securities laws). There are no (i) authorized or outstanding securities of any Subsidiary convertible into or exchangeable for, no options or warrants or rights to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any of the Subsidiaries, or (ii) voting trusts, proxies or other agreements among a Subsidiary’s stockholders with respect to the voting or transfer of such Subsidiary’s capital stock

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(b)                Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8               Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance by Seller or the Company of this Agreement or any Additional Agreement to which Seller or the Company, as applicable, is or will be a party or the consummation by Seller or the Company of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9               Financial Statements.

(a)                The Company Group has delivered to Purchaser (a) the audited consolidated balance sheets of Primacy, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended March 31, 2021 and March 31, 2020, including the notes thereto and (b) the audited consolidated balance sheets of MVP, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended March 31, 2021 and March 31, 2020, including the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis. The Company Financial Statements fairly present, in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since March 31, 2021 (the “Balance Sheet Date”), except as required by applicable Laws or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company Group or in the method of applying any such principle, procedure or practice.

(b)                Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c)                Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

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4.10           Books and Records. The Books and Records of the Company and the other members of the Company Group accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Books and Records of the Company and the other members of the Company Group have been maintained, in all material respects in accordance with reasonable business practices.

4.11           Internal Accounting Controls. The Company Group has established a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12           Absence of Certain Changes. Except as set forth in Schedule 4.12, from the Balance Sheet Date until the date of this Agreement, (a) the Company and each other member of the Company Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of Purchaser pursuant to Section 6.1.

4.13           Properties; Title to the Company’s Assets.

(a)                All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices of the Company or any other member of the Company Group.

(b)                The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.14           Litigation. Except as set forth on Schedule 4.14, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting Seller or any member of the Company Group, any of the officers or directors of Seller or any member of the Company Group, the Business or Seller’s or any member of the Company Group’s rights, properties or assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against Seller or any member of the Company Group, or any of their respective rights, properties or assets. Neither Seller nor any member of the Company Group nor any of their respective rights, properties or assets have been, since January 1, 2016, subject to any Action by any Authority.

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4.15           Contracts.

(a)                Schedule 4.15(a) sets forth a correct and complete list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i)                 all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $300,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii)               all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts;

(iii)             each Contract with any current officer, director, employee or consultant of any member of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $300,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iv)              all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company Group is a party;

(v)                all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi)              all IP Contracts, separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties thereunder;

(vii)            all Contracts limiting the freedom of any member of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii)          all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix)              all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company shareholder;

(x)                all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $200,000 per year;

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(xi)              all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xii)            all Contracts relating to the voting or control of the equity interests of any member of the Company Group or the election of directors of any member of the Company Group (other than the organizational documents of any member of the Company Group);

(xiii)          all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract;

(xiv)          all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xv)            all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xvi)          all collective bargaining agreements or other agreement with a labor union or labor organization.

(b)                Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c)                The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16           Licenses and Permits. Schedule 4.16 sets forth a correct and complete list of each license, franchise, permit, order or approval or other similar authorization required under applicable Laws to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably be expected to constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

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4.17           Compliance with Laws.

(a)                Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and since January 1, 2018 no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2018, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably be expected to constitute or result in a violation by any member of the Company Group of, or failure on the part of any member of the Company Group to comply with, or any liability suffered or incurred by any member of the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since January 1, 2018, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company Group is, and since January 1, 2018 has been, in compliance in all material respects with: (i) every Law applicable to the Company Group due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to any member of the Company Group; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2018, the Company Group has not been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company Group is not under any investigations with respect to any such Law.

(b)                Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18           Intellectual Property.

(a)                The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens. The Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens. The Company Group has a valid right to use the Company Licensed IP.

(b)                Schedule 4.18(b) sets forth a correct and complete list of all (i) Registered IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; (iv) all social media handles constituting Company Owned IP; and (v) a general description of all material technical Trade Secrets constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group.

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(c)                All Registered Owned IP is subsisting and valid and enforceable. All Registered Exclusively Licensed IP is subsisting, valid and enforceable. All Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered Owned IP, and no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past six (6) years, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d)                The operation of the Business as currently conducted and as conducted in the past six (6) years do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property Right of any third Person. In the past six (6) years, there have been no claims filed, served or threatened in writing, or to the Company’s Knowledge orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involve a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past six (6) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e)                In the past six (6) years no member of the Company Group has filed, served, or threatened a third Person with any material claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involve a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f)                 Except as set forth on Schedule 4.18(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company Group. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any such Contract.

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(g)                No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP Company Exclusively Licensed IP

(h)                None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i)                 Except with respect to the agreements listed on Schedule 4.15(a)(vi), the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j)                 The Company Group has exercised commercially reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets constituting Company Owned IP and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation. No Person other than the Company Group and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k)                Except as set forth on Schedule 4.18(k), the Company Group has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company Group. For purposes of this Section 4.18(k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice. None of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(l)                 In connection with its Processing of any Personal Information, the Company is and has been in compliance with all applicable Laws, including without limitation all Data Protection Laws and Laws related to data loss, theft, and security breach notification obligations, and there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to an Authority, a data subject, or any other Person. In addition, the Company Group has in place and, since January 1, 2018, has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company Group has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company Group of any Personal Information of any Person. The Company Group has not been subject to, and to the Company’s Knowledge, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company’s behalf, to implement, appropriate security programs and policies consistent with the Data Protection Laws. Without limiting the generality of the foregoing, since January 1, 2018, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group).

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(m)              The Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.18(m). The Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n)                The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

(o)                Schedule 4.18(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company Group is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to Purchaser. The Company Group is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company Group is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

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4.19           Accounts Payable; Affiliate Loans.

(a)                The accounts payable of the Company Group reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)                The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 4.19(b), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.20           Employees; Employment Matters.

(a)                Schedule 4.20(a) sets forth a correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2020 and 2019.

(b)                The Company Group is not a party to any collective bargaining agreement, and, since January 1, 2018, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since January 1, 2018, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c)                There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company Group. Since January 1, 2018, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d)                The Company Group is, and since January 1, 2018 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2018, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company Group currently employs, or since January 1, 2018 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company Group. Schedule 4.20(d) discloses in respect to each individual who is employed by the Company Group pursuant to a visa, (i) the expiration date of such visa and (ii) whether the Company Group has made any attempts to renew such visa. No employee of the Company Group has, since January 1, 2018, brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

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(e)                To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group or (B) the Company’s business or operations. No key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(f)                 Except as set forth on Schedule 4.20(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company Group.

(g)                Except as set forth on Schedule 4.20(g), each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Company Group has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company Group, no current or former employee, officer or consultant of the Company Group has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(h)                With regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any Liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company Group as an independent contractor or consultant is, and since January 1, 2018 has been, properly classified by the Company Group as an independent contractor, and the Company Group has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company Group is, and since January 1, 2018 has been, properly classified by the Company Group as “exempt” or “non-exempt” under applicable Laws.

(i)                 There is no, and since January 1, 2018 there has been no, written notice provided to the Company Group of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group; nor there is any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters or (iii) nor to the Knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

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(j)                 Since January 1, 2018, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, to the knowledge of the Company, no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an employee of the Company Group at a level of vice president or above.

(k)                As of the date hereof and since January 1, 2018, there have been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l)                 The Company Group has complied with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. As of the date hereof, all employees of the Company Group who are reasonably able to conduct their duties remotely are working remotely. There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company Group’s workplace.

(m)              Except as set forth on Schedule 4.20(m), the Company Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.21           Withholding. Except as set forth on Schedule 4.21, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as set forth on Schedule 4.21, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

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4.22           Employee Benefits.

(a)                Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Purchaser or its counsel a correct and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan; and (vi) the three (3) most recent written results of all required compliance testing.

(b)                No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2018 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c)                With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)                There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e)                Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f)                 None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

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(g)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) to the Knowledge of the Company, result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)                 Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(j)                 Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(k)                All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.23           Real Property.

(a)                Except as set forth on Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, and marketable fee simple title to the owned Real Property described in Schedule 4.23, free and clear of all Liens (except for Permitted Liens). The Leases are the only Contracts pursuant to which the Company Group leases any Real Property or right in any Real Property. The Company Group has provided to Purchaser correct and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the leased Real Property described on Schedule 4.23, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b)                With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

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4.24           Tax Matters. Except as set forth on Schedule 4.24:

(a)                (i) The Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) the Company has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Laws and remitted all such sales Taxes to the applicable Taxing Authority in the time and in the manner required by applicable Laws and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (xi) is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (xii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvii) the Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

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(b)                The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c)                The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Group’s interim financial statements for the most recently completed quarterly period and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d)                The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e)                The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25           Environmental Laws. Since January 1, 2018, the Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company Group, threatened against the Company Group alleging any failure to so comply. The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity of the Company Group. There are no Hazardous Material in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

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4.26           Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company or any other member of the Company Group or any of their respective Affiliates who might be entitled to any fee or commission from Seller, the Company, any other member of the Company Group, Purchaser or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.27           Powers of Attorney, Suretyships and Bank Accounts. Except as set forth on Schedule 4.27, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person. Schedule 4.27 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company Group has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

4.28           Directors and Officers. Schedule 4.28 sets forth a true, correct and complete list of all directors and officers of each member of the Company Group.

4.29           Anti-Money Laundering Laws.

(a)                The Company Group currently is and, since January 1, 2018, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)                Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

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(c)                The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30           Insurance. All forms of insurance owned or held by and insuring any member of the Company Group are set forth on Schedule 4.30, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2018, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.31           Related Party Transactions. Except as set forth in Schedule 4.31, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by any member of the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to any member of the Company Group since January 1, 2018.

4.32           No Trading or Short Position. None of Seller, any member of the Company Group, or any of their respective managers and officers, members and employees has engaged in any short sale of Purchaser’s voting stock or any other type of hedging transaction involving Purchaser’s securities (including, without limitation, depositing shares of Purchaser’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Purchaser’s securities).

4.33           Not an Investment Company. Neither Seller nor the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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4.34           Information Supplied. None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Purchaser Stockholder Meeting or at the Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group or included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

4.35           Survival of Representations and Warranties. The representations and warranties of Seller and the Company contained in this Agreement (whether or not contained in Article IV) or in any certificate delivered pursuant to Article IX shall survive the Closing and the consummation of the transactions contemplated hereby for a period of 15 months after the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Purchaser hereby represents and warrants to Seller and the Company as of the date hereof and as of the Closing Date as follows:

5.1               Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2               Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to receipt of the Purchaser Stockholder Approval. The execution and delivery by Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the receipt of the Purchaser Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than Purchaser), this Agreement and the Additional Agreements to which Purchaser is a party constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Purchaser Common Stock present in person or by proxy and entitled to vote at the Purchaser Stockholder Meeting, assuming a quorum is present (the “Purchaser Stockholder Approval”), is the only vote of the holders of any of Purchaser’s capital stock necessary to adopt this Agreement and approve the Acquisition and the consummation of the other transactions contemplated hereby.

5.3               Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company and Seller set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority, except for the filing of a premerger notification and report form by the Company under the HSR Act and the termination of the waiting period required thereunder, and the filing required pursuant to the HSR Act and any other applicable Antitrust Laws.

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5.4               Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of Purchaser, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon Purchaser.

5.5               Finders’ Fees. Except for the Persons identified on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6               Issuance of Shares. The Acquisition Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7               Capitalization. The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Purchaser Preferred Stock”), of which 23,282,362 shares of Purchaser Common Stock (inclusive of Purchaser Common Stock included in any outstanding Purchaser Units), and no shares of Purchaser Preferred Stock are issued and outstanding. In addition, 9,358,306 Purchaser Warrants (inclusive of Purchaser Warrants included in any outstanding Purchaser Units) exercisable for 9,358,306 shares of Purchaser Common Stock are issued and outstanding. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8               Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Purchaser Stockholder Meeting or at the Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

5.9               Trust Fund. As of the date of this Agreement, Purchaser has at least 183,543,150 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of June 8, 2021, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Purchaser holding shares of Purchaser Common Stock sold in Purchaser’s IPO who shall have elected to redeem their shares of Purchaser Common Stock pursuant to Purchaser’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Purchaser’s amended and restated certificate of incorporation. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

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5.10           Listing. The Purchaser Common Stock, Purchaser Units and Purchaser Warrants are listed on Nasdaq, with trading tickers “GACQ,” “GACQU” and “GACQW.”

5.11           Board Approval. Purchaser’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and (iv) recommended to Purchaser’s stockholders to adopt and approve each of the Purchaser Proposals.

5.12           Purchaser SEC Documents and Financial Statements.

(a)                Except as set forth on Schedule 5.12, Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year that Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Purchaser SEC Documents”).

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(b)                Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c)                As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13           Certain Business Practices. Neither Purchaser nor any Representative of Purchaser has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Purchaser nor any director, officer, agent or employee of Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Purchaser and (ii) subject Purchaser to suit or penalty in any private or governmental Action.

5.14           Anti-Money Laundering Laws. The operations of Purchaser are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of Purchaser, threatened.

5.15           Affiliate Transactions. Except as described in Purchaser SEC Documents, there are no transactions, agreements, arrangements or understandings between Purchaser or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Purchaser or any of its subsidiaries, on the other hand.

5.16           Litigation. There is no (a) Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Purchaser or any of its subsidiaries or that affects its or their assets or properties. Neither Purchaser nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and its subsidiaries.

5.17           Expenses, Indebtedness and Other Liabilities. Except as set forth in Purchaser SEC Documents, Purchaser does not have any Indebtedness or other liabilities.

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5.18           Tax Matters.

(a)                (i) Purchaser has duly and timely filed all income and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Purchaser; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Purchaser for which a Lien may be imposed on any of Purchaser’s assets has been waived or extended, which waiver or extension is in effect; (v) Purchaser has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Purchaser; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Purchaser; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Purchaser; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where Purchaser has not paid any Tax or filed Tax Returns, asserting that Purchaser is or may be subject to Tax in such jurisdiction, Purchaser is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Purchaser members by virtue of having a permanent establishment or other place of business in that country, and the members of Purchaser are and have always been tax residents solely in their respective countries of incorporation or formation; (ix) Purchaser has made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (x) there is no outstanding power of attorney from Purchaser authorizing anyone to act on behalf of Purchaser in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Purchaser; (xi) Purchaser is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Purchaser has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common Purchaser of which was the Purchaser); (xiii) Purchaser has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) Purchaser has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Purchaser is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Purchaser has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)                The Purchaser will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c)                The unpaid Taxes of Purchaser (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on Purchaser’s interim financial statements for the most recently completed quarterly period and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Purchaser in filing its Tax Return.

(d)                The Purchaser has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

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Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1               Conduct of the Business. Each of the Company and Purchaser covenants and agrees that:

(a)                Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (III) duly observe and comply with all applicable Laws and Orders, and (IV) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Laws, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Purchaser shall, or permit its Subsidiaries to:

(i)                 amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii)               amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Purchaser, material contract, agreement, lease, license or other right or asset of Purchaser, as applicable;

(iii)             other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Purchaser, as applicable, of more than $1,000,000 (individually or in the aggregate);

(iv)              sell, lease, license or otherwise dispose of any of the Company Group’s or Purchaser’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(v)                solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

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(vi)              solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(vii)            (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii)          (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Purchaser as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix)              suffer or incur any Lien, except for Permitted Liens on the Company Group’s or Purchaser’s, as applicable, assets;

(x)                delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company Group or Purchaser, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practices);

(xi)              except as set forth on Schedule 6.1(a)(xi), merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii)            terminate or allow to lapse any insurance policy protecting any of the Company Group’s or Purchaser’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii)          adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xiv)          institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xv)            except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xvi)          change its principal place of business or jurisdiction of organization;

(xvii)        issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Purchaser of shares of Purchaser Common Stock and Purchaser Units held by its public stockholders, in connection with the Subscription Agreements or as otherwise contemplated herein or in any Additional Agreement;

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(xviii)      (A) make, change or revoke any Tax election; (B) change any method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company Group; or (E) surrender or forfeit any right to claim a Tax refund;

(xix)          enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xx)            solely in the case of the Company, other than as required by a Plan, (A) increase or change the compensation or benefits of any employee or service provider of the Company Group, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company Group, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxi)          fail to duly observe and conform to any applicable Laws and Orders; or

(xxii)        agree or commit to do any of the foregoing.

(b)                Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c)                Notwithstanding the foregoing, the Company and Purchaser and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

6.2               Exclusivity.

(a)                During the Interim Period, neither Seller or the Company, on the one hand, nor Purchaser, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, each of Seller and the Company, on the one hand, and Purchaser, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than Seller, the Company or Purchaser, as applicable, concerning any Alternative Transaction. Each of Seller, the Company and Purchaser shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of Seller, the Company or Purchaser, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Seller, the Company or Purchaser, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving Seller, the Company or Purchaser or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements or the Luminex Transaction): (A) any merger, consolidation, share exchange, business combination or other similar transaction, or (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of any Person, the Company or its Subsidiaries or any capital stock or other equity interests of any Person, the Company or its Subsidiaries in a single transaction or series of transactions (other than, with respect to Purchaser, the PIPE Financing).

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(b)                In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to Seller, the Company or Purchaser or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. Seller, the Company and Purchaser shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Purchaser, the term “Alternative Proposal” shall not include the receipt by Purchaser of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Purchaser’s interest in a potential target for a business combination; provided, however, that Purchaser shall inform the person initiating such communication of the existence of this Agreement.

6.3               Access to Information. During the Interim Period, the Company and Purchaser shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company Group and Purchaser as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Purchaser (in the case of Purchaser); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Purchaser; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group.

6.4               Notices of Certain Events. During the Interim Period, each of Purchaser, Seller and the Company shall promptly notify the other parties of:

(a)                any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Seller or the Company (or Purchaser, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Purchaser’s assets;

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(b)                any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)                any Actions commenced or threatened against, relating to or involving or otherwise affecting Purchaser, Seller, the Company or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)                the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(e)                any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.5               Cooperation with Proxy Statement; Other Filings.

(a)                The Company shall promptly provide to Purchaser such information concerning the Company and Seller as is either required by the federal securities Laws or reasonably requested by Purchaser for inclusion in the Offer Documents. Promptly after the receipt by Purchaser from the Company of all such information, Purchaser shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials (the “Proxy Statement”) for the purpose of soliciting proxies from holders of Purchaser Common Stock sufficient to obtain Purchaser Stockholder Approval at a meeting of holders of Purchaser Common Stock to be called and held for such purpose (the “Purchaser Stockholder Meeting”). Purchaser shall promptly respond to any SEC comments on the Proxy Statement. The Proxy Statement and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b)                Purchaser (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Purchaser shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Purchaser or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Purchaser shall not file any response letters to any comments from the SEC consulting reasonably and in good faith with the Company. Purchaser will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when all SEC comments to the Proxy Statement have been cleared.

(c)                As soon as practicable after the Proxy Statement is “cleared” by the SEC, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Common Stock and, pursuant thereto, shall call the Purchaser Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to Purchaser’s stockholders for approval or adoption at the Purchaser Stockholder Meeting.

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(d)                Purchaser and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Purchaser Stockholder Meeting. Without limiting the foregoing, Purchaser shall ensure that the Proxy Statement, as of the date on which it is first distributed to holders of Purchaser Common Stock, and as of the date of the Purchaser Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Common Stock or at the time of the Purchaser Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing Date, a change in the information relating to Purchaser, Seller or the Company or any other information furnished by Purchaser, Seller or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Purchaser, Seller or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Laws, disseminated to Purchaser’s stockholders. In connection therewith, Purchaser, Seller and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Purchaser as relevant if required to achieve the foregoing.

(e)                In accordance with Purchaser’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Purchaser shall seek from the holders of Purchaser Common Stock the approval the following proposals: (i) the Purchaser Stockholder Approval; (ii) adoption and approval of the amended and restated certificate of incorporation of Purchaser, in form and substance reasonably acceptable to Purchaser (the “Amended Purchaser Charter”); (iii) adoption and approval of the amended and restated bylaws of Purchaser, in form and substance reasonably acceptable to Purchaser; (iv) approval of the members of the Board of Directors of Purchaser immediately after the Closing; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Purchaser Common Stock to Seller in connection with the Acquisition under applicable exchange listing rules; (vi) approval to adjourn the Purchaser Stockholder Meeting, if necessary; (vii) all required approvals under Nasdaq rules of the issuance of the shares of Purchaser Common Stock in connection with the Subscription Agreements; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Acquisition as reasonably determined by the Company and Purchaser (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Purchaser Proposals”).

(f)                 Purchaser, with the assistance of the Company, shall use its reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Purchaser shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Purchaser Common Stock. The Offer Documents shall provide the public stockholders of Purchaser with the opportunity to redeem all or a portion of their public shares of Purchaser Common Stock, up to that number of shares of Purchaser Common Stock that would permit Purchaser to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Acquisition, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Purchaser’s amended and restated certificate of incorporation, the Trust Agreement, applicable Laws and any applicable rules and regulations of the SEC. In accordance with Purchaser’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Purchaser Common Stock held by Purchaser’s public stockholders who have elected to redeem such shares.

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(g)                The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be requested by Purchaser for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Proxy Statement and any amendments thereto, the Company Group shall reasonably cooperate with the Purchaser and shall make their directors, officers and appropriate senior employees reasonably available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(h)                Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Purchaser may make any public filing with respect to the Acquisition to the extent required by applicable Laws, provided that prior to making any filing that includes information regarding the Company Group, Purchaser shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group.

6.6               Trust Account. Purchaser covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Purchaser Common Stock, (b) deferred underwriting commissions and the expenses of Purchaser and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Purchaser or the Company after the Closing.

6.7               Cooperation with Regulatory Approvals. Promptly after the date hereof, to the extent required by applicable Laws, Purchaser and the Company shall each prepare and file the notification required of it under the HSR Act and any other applicable Antitrust Laws in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Neither Purchaser nor the Company shall, and each shall use its commercially reasonable efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any other applicable Antitrust Laws. Without limiting the foregoing, Purchaser and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act and any other applicable Antitrust Laws) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and their Subsidiaries and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Laws, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.7 as “Outside Counsel Only”.

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Article VII
COVENANTS OF THE COMPANY

7.1               Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a)                The Company shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b)                The Company shall duly observe and conform in all material respects to all applicable Laws, including the Exchange Act, and Orders.

(c)                Each of Seller and the Company shall not, and it shall direct its respective Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Purchaser Common Stock, Purchaser Unit, or Purchaser Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Purchaser or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Purchaser, the Acquisition or the other transactions contemplated hereby or by any Additional Agreement.

7.2               Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 4.8.

7.3               Engagement of Accounting Firm. Purchaser shall have the right to engage the Accounting Firm to review and approve the Purchase Price, including each component thereof, as set forth in Section 2.2(b), and to perform financial due diligence on the Company Group. Seller and the Company shall reasonably cooperate, as necessary and appropriate, with the Accounting Firm in connection with the performance by the Accounting Firm of such services.

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7.4               Additional Financial Information. As soon as practicable after the date of this Agreement, but no later than twenty-one (21) days following the date of this Agreement, the Company shall provide Purchaser with the Company’s audited financial statements for the twelve month periods ended March 31, 2021 and 2020 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “PCAOB Audits”). Subsequent to the delivery of the PCAOB Audits, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Purchaser no later than forty (40) days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.4, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Company will promptly provide with additional Company financial information (including information required to prepare a Management Discussion and Analysis) reasonably requested by Purchaser for inclusion in the Proxy Statement and any other filings to be made by Purchaser with the SEC.

7.5               Lock-Up Agreements. Prior to the Closing, Seller shall enter into a lock-up agreement (the “Lock-Up Agreement”), in form and substance reasonably acceptable to Purchaser and Seller, to be effective as of the Closing, pursuant to which the Acquisition Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.6               280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Purchaser for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Purchaser. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Purchaser with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.6 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

7.7               Company Amended Charter. Prior to the Closing Date, subject to the approval of its shareholders, the Company shall amend and restate the Company Corporate Documents so that the Company Corporate Documents will be in substantially the form and substance reasonably acceptable to Purchaser.

7.8               Primacy Conversion. Promptly following the date of this Agreement, but in no event later five (5) Business Days following the date hereof, the Company shall have commenced the conversion of Primacy from a public limited company to a private limited company under the laws of India and shall complete such conversion prior to the Closing Date.

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Article VIII
COVENANTS OF ALL PARTIES HERETO

8.1               Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a)                Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Closing Date; (ii) avoid an Action by any Authority; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b)                Subject to applicable Laws, each of the Company and Purchaser agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)                During the Interim Period, Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Purchaser or any of its Representatives in their capacity as a representative of Purchaser or against any member of the Company Group (collectively, the “Transaction Litigation”). Purchaser shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Purchaser or members of the boards of directors of the Purchaser, and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall the Company or the Purchaser settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Purchaser (if the Company is controlling the Transaction Litigation) or the Company (if the Purchaser is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of Purchaser (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against Purchaser (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Purchaser is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by Purchaser (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Purchaser and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

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8.2               Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Purchaser shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of June 8, 2021, by and between Purchaser and EF Hutton (formerly Kingswood Capital Markets), division of Benchmark Investments, LLC, and (b) enforce the terms of the letter agreement, dated as of June 8, 2021, by and among Purchaser, the Sponsor and each of the officers and directors of Purchaser named therein.

8.3               Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, from and after the date hereof until the Closing Date, each party hereto agrees to, and will cause its respective Affiliates to, hold in strict confidence, and will not use to the detriment of any other party or any of its Affiliates, all confidential and proprietary information with respect to the Company or Purchaser, as applicable. Without limiting the generality of the foregoing, each party hereto agrees, covenants and acknowledges that, from and after the date hereof until the Closing Date, it will not, and will cause its Affiliates not to, disclose, give, sell, use, or otherwise divulge any confidential or proprietary information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas). Each party hereto will not distribute any information with respect to the Company or Purchaser, as applicable (including any confidential or secret information referred to in the next preceding sentence) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 8.3. Notwithstanding the foregoing, each party hereto may disclose and use such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 8.3) or such disclosure is necessary so that such party does not commit a violation of the rules of any securities exchange or is necessary or appropriate in connection with any legal proceeding, (ii) if the same currently is, or hereafter is, in the public domain through no fault of such party or any of its Affiliates, (iii) if the same is later acquired by such party from another source and such party is not aware that such source is under an obligation to another Person to keep such information confidential, or (iv) if the same is independently developed by such party without reference thereto or reliance thereon. If any party hereto or any of its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, such party shall (unless expressly prohibited by applicable Law) provide the other parties with prompt written notice of any such request or requirement so that any such other party may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other parties, the disclosing party nonetheless is required to disclose such information to any tribunal, the disclosing party, without liability hereunder, may disclose that portion of such information that it is legally required to disclose.

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8.4               Directors’ and Officers’ Indemnification and Liability Insurance.

(a)                All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or Purchaser and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or Purchaser, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Closing Date, Purchaser shall cause the organizational documents of Purchaser and the Company and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Purchaser, Purchaser, and with respect to the Company and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Laws.

(b)                Prior to the Closing, Purchaser and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Purchaser and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Purchaser and its Subsidiaries (including the Company after the Closing Date) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c)                The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

8.5               Purchaser Public Filings; Nasdaq. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Units and the Purchaser Warrants on Nasdaq. During the Interim Period, Purchaser shall use its reasonable best efforts to cause (a) Purchaser’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Purchaser Common Stock, including the Acquisition Consideration Shares and the Purchaser Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Closing Date.

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Article IX
CONDITIONS TO CLOSING

9.1               Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction at or prior to the Closing of all the following conditions:

(a)                No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Acquisition.

(b)                (i) All applicable waiting periods under the HSR Act and any other applicable Antitrust Laws with respect to the Acquisition shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Purchaser, the Company or any of their respective Subsidiaries to consummate the Acquisition under applicable Antitrust Laws shall have been obtained and shall be in full force and effect.

(c)                There shall not be any Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

(d)                After giving effect to any redemption of shares of Purchaser Common Stock in connection with the transactions contemplated by this Agreement, Purchaser shall have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Acquisition.

(e)                Each of the Purchaser Proposals shall have been approved at the Purchaser Stockholder Meeting.

(f)                 Immediately following the Closing Date, Purchaser shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Purchaser shall not have received any notice of non-compliance therewith, and the Acquisition Consideration Shares and the PIPE Shares shall have been approved for listing on Nasdaq.

(g)                Purchaser shall have obtained an opinion from BDO USA, LLP that the Acquisition is fair to Purchaser from a financial point of view.

9.2               Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction, or the waiver in Purchaser’s sole and absolute discretion, at or prior to the Closing of all the following further conditions:

(a)                The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b)                The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date).

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(c)                The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d)                Since the date of this Agreement, there shall not have occurred any Effect in respect of the Company Group, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group.

(e)                Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f)                 Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching correct and complete copies of (i) the Company Corporate Documents, certified as of a recent date by the Registrar of Jebel Ali Free Zone Authority, Dubai, United Arab Emirates; (iii) copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby; and (iv) a certificate of good standing of the Company, certified as of a recent date by Jebel Ali Free Zone Authority, Dubai, United Arab Emirates.

(g)                Seller shall have executed and delivered to Purchaser appropriate transfer documentation for the Company Shares, in form and substance reasonably acceptable to Purchaser.

(h)                The Purchase Price shall have been reviewed and finally approved by the Accounting Firm as set forth in Section 2.2(b).

(i)                 Each of the Company and Seller, as applicable, shall have executed and delivered to Purchaser a copy of each Additional Agreement to which the Company or Seller, as applicable, is a party.

(j)                 The Company shall have delivered to Purchaser a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to Purchaser.

(k)                The Company shall have obtained each Company Consent set forth on Schedule 9.2(k), which consents shall be in form and substance reasonably acceptable to Purchaser.

(l)                 The Company shall have delivered to Purchaser appropriate payoff letters in form and substance reasonably satisfactory to Purchaser, together with evidence of arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Liens held by the lenders under the Closing Funded Debt.

(m)              The Company shall have delivered to Purchaser a resignation from the Company of each director of the Company listed in Schedule 9.2(m), effective as of the Closing Date.

(n)                The Company shall have delivered to Purchaser the financial statements required to be included in the Purchaser SEC Documents.

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(o)                Primacy shall have converted from a public limited company to a private limited company under the laws of India.

(p)                The Luminex Transaction shall have been consummated prior to or simultaneously with the Closing.

(q)                Each of Seller and the Company shall have filed a duly completed and properly executed IRS Form 8832 electing for it to be classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 301.7701-2 and -3, effective as of 30 days prior to the Closing Date.

9.3               Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Closing is subject to the satisfaction, or the waiver in Seller’s and the Company’s sole and absolute discretion, at or prior to the Closing of all of the following further conditions:

(a)                Purchaser shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Purchaser at or prior to the Closing Date.

(b)                The representations and warranties of Purchaser contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Purchaser Fundamental Representations, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date).

(c)                The Purchaser Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d)                Since the date of this Agreement, there shall not have occurred any Effect in respect of Purchaser that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Purchaser.

(e)                The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Purchaser accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f)                 The Amended Purchaser Charter shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g)                The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Purchaser attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Purchaser, (iii) copies of resolutions duly adopted by the Board of Directors of Purchaser authorizing this Agreement, the Additional Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby and the Purchaser Proposals; and (iv) a certificate of good standing of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware.

(h)                Each of Purchaser, Sponsor or other stockholder of Purchaser, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement, to which Purchaser, Sponsor or such other stockholder of Purchaser, as applicable, is a party.

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Article X
TERMINATION

10.1           Termination Without Default.

(a)                In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the six (6)-month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has cleared the Proxy Statement on or prior to the six (6)-month anniversary of the date of this Agreement, the Outside Closing Date shall be automatically extended for 60 days after such clearance); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Purchaser, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Purchaser or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b)                In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or Law is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Purchaser if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c)                This Agreement may be terminated at any time by mutual written consent of the Company and Purchaser duly authorized by each of their respective boards of directors.

10.2           Termination Upon Default.

(a)                Purchaser may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Purchaser may have: at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Purchaser describing in reasonable detail the nature of such breach.

(b)                The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if: (i) Purchaser shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Purchaser of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3           Effect of Termination. If this Agreement is terminated pursuant to this Article X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 8.3, this Section 10.3 and Article XI shall survive any termination hereof pursuant to this Article X.

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Article XI
MISCELLANEOUS

11.1           Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Seller, to:

TGP Trading FZCO

c/o KPPB Law

One Lakeside Commons, Suite 800

990 Hammond Drive NE

Atlanta, GA 30328

Attn: Sonjui Kumar
E-mail: skumar@kppblaw.com

if to the Company (prior to the Closing), to:

GP Global Limited

c/o KPPB Law

One Lakeside Commons, Suite 800

990 Hammond Drive NE

Atlanta, GA 30328

Attn: Sonjui Kumar
E-mail: skumar@kppblaw.com

if to Purchaser (or, following the Closing, the Company):

Global Consumer Acquisition Corp.
1926 Rand Ridge Court

Marietta, GA 30062
Attn: Rohan Ajila, Chief Executive Officer
E-mail: ra@globalconsumercorp.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

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11.2           Amendments; No Waivers; Remedies.

(a)                This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)                Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)                Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)                Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3           Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4           Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5           Expenses The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser after the Closing. The anticipated costs and expenses of the Company in connection with this Agreement and the transactions contemplated hereby as of the Closing Date are set forth on Schedule 11.5. If the Closing does not take place, each party shall be responsible for its own expenses (and in such event, Purchaser and the Company shall each bear one-half of the cost and expenses associated with any filing under the HSR Act and any other applicable Antitrust Laws).

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11.6           No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party; provided, however, that Purchase shall have the right without the consent of the other party to cause a wholly-owned Subsidiary to effect the Acquisition at the Closing, but no such assignment shall relieve Purchaser from its obligations hereunder. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

11.8           Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9           Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.10        Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11        Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12        Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13        Waiver. Reference is made to the final prospectus of Purchaser, dated June 8, 2021 (the “Prospectus”). Each of Seller and the Company has read the Prospectus and understands that Purchaser has established the Trust Account for the benefit of the public shareholders of Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, each of Seller and the Company hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and hereby agrees that it will not seek recourse against the Trust Account for any reason.

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11.14        No Other Representations; No Reliance.

(a)                NONE OF SELLER, THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES. Without limiting the generality of the foregoing, neither Seller, the Company nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Purchaser and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV as modified by the disclosure schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Seller, the Company or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Seller or the Company, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV, in each case, as modified by the disclosure schedules. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case as modified by the disclosure schedules: (a) Purchaser acknowledges and agrees that: (i) neither Seller, the Company nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Purchaser or its respective Representatives or made available to Purchaser and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Seller or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Seller, the Company nor any other Person shall have any liability to Purchaser or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

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(b)                NONE OF PURCHASER NOR ANY OF ITS REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PURCHASER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES TO THIS AGREEMENT AND THE PURCHASER SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Purchaser nor any of its Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Purchaser made available to the Seller, Company and their Representatives, including due diligence materials, or in any presentation of the business of Purchaser by management of Purchaser or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Seller and the Company in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V as modified by the disclosure schedules and the Purchaser SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Purchaser or its Representatives are not and shall not be deemed to be or to include representations or warranties of Purchaser, and are not and shall not be deemed to be relied upon by Seller or the Company in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V, in each case, as modified by the disclosure schedules and the Purchaser SEC Documents. Except for the specific representations and warranties expressly made by Purchaser in Article V, in each case as modified by the disclosure schedules and Purchaser SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Purchaser or any of its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Purchaser, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Purchaser, the nature or extent of any liabilities of Purchaser, the effectiveness or the success of any operations of Purchaser or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Purchaser furnished to Seller, the Company or their respective Representatives or made available to Seller, the Company and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Purchaser has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) each of Seller and the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Purchaser nor any other Person shall have any liability to Seller, the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Purchaser or the future business, operations or affairs of Purchaser.

11.15        Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

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11.16        Submission to Jurisdiction. Subject to the provisions of Section 11.17, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the City of New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.17        Arbitration . Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.17), arising out of, related to, or in connection with this Agreement, any Additional Agreement or the transactions contemplated hereby or thereby (a “Dispute”) shall be governed by this Section 11.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Laws, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the City of New York. The language of the arbitration shall be English.

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11.18        Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.19        Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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11.20        Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.20) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.21        Post-Closing Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates (other than Purchaser and the Company) to, hold in strict confidence, and will not use to the detriment of Purchaser or any of its Affiliates, all confidential and proprietary information with respect to the Company. Without limiting the generality of the foregoing, Seller agrees, covenants and acknowledges that, from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, disclose, give, sell, use, or otherwise divulge any confidential or proprietary information (including any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas). Seller shall not distribute any information with respect to the Company (including any confidential or secret information referred to in the next preceding sentence) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 11.21. Notwithstanding the foregoing, Seller may disclose and use such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 11.21) or such disclosure is necessary so that Seller not commit a violation of the rules of any securities exchange or is necessary or appropriate in connection with any legal proceeding, (ii) if the same currently is, or hereafter is, in the public domain through no fault of Seller or any of its Affiliates, (iii) if the same is later acquired by Seller from another source and Seller is not aware that such source is under an obligation to another Person to keep such information confidential, or (iv) if the same is independently developed by Seller without reference thereto or reliance thereon. If Seller or any of its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the applicable Person shall (unless expressly prohibited by applicable Law) provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.21. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, the disclosing Person nonetheless is required to disclose such information to any tribunal, the disclosing Person, without liability hereunder, may disclose that portion of such information that it is legally required to disclose.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

GLOBAL CONSUMER ACQUISITION CORP.

By:	/s/ Rohan Ajila
Name: Rohan Ajila
Title: Chief Executive Officer

SELLER:

TGP TRADING FZCO

By:	/s/ Gautham Pai
Name: Gautham Pai
Title: Director and Authorized Signatory

COMPANY:

GP GLOBAL LIMITED

By:	/s/ Gautham Pai
Name: Gautham Pai
Title: Director

[Signature page to Stock Purchase Agreement]